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ARMSTRONG WORLD INDUSTRIES, INC. RESOLUTIONS
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6.35% SENIOR NOTES DUE 2003 AND 6.5% SENIOR NOTES DUE 2005
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RESOLVED, that pursuant to Section 201 and 301 of the Indenture:

         (1) there is hereby created (i) a series of securities to be designated the 6.35% Senior Notes due 2003 (the "2003 Notes") and (ii) a series of debt securities to be designated the 6.5% Senior Notes due 2005 (the "2005 Notes");

         (2) (i) the 2003 Notes shall be limited in aggregate principal amount to $200,000,000, shall bear interest at the rate of 6.35% per year, payable semiannually on each February 15 and August 15, commencing February 15, 1999, shall mature on August 15, 2003, and shall be unsecured obligations of the Company and (ii) the 2005 Notes shall be limited in aggregate principal amount to $150,000,000, shall bear interest at the rate of 6.5% per year, payable semiannually on each February 15 and August 15, commencing February 15, 1999, shall mature on August 15, 2005, and shall be unsecured obligations of the Company.

         (3) (i) the 2003 Notes shall accrue interest from August 11, 1998 and have regular record dates of February 1 and August 1 and (ii) the 2005 Notes shall accrue interest from August 11, 1998 and have regular record dates of February 1 and August 1; and

         (4) the 2003 Notes and the 2005 Notes shall have the other terms and provisions contained in the Indenture and the Prospectus dated August 6, 1998 with respect to the 2003 Notes and the 2005 Notes, and shall be governed by the Indenture as the same may be amended and supplemented from time to time; and further

         RESOLVED, that the Company shall issue and sell up to $150,000,000 in aggregate principal amount of 2005 Notes to Morgan Stanley Dean Witter, Chase Securities Inc. and J.P. Morgan & Co. (collectively, the "2005 Underwriters") at a price equal to 99.804% of their principal amount, to be sold to the public at a price of $149,706,000, for gross proceeds to the Company in the aggregate amount of $148,768,500; and further

         RESOLVED, that the Company shall issue and sell up to $200,000,000 in aggregate principal amount of 2003 Notes to Chase Securities Inc., BancAmerica Robertson Stephens, Morgan Stanley Dean Witter and HSBC Markets (collectively, the "2003 Underwriters") at a price equal to 99.910% of their principal amount, to be sold to the public at a price of $199,820,000, for gross proceeds of the Company in the aggregate amount of $198,620,000.